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                                                                   EXHIBIT 10.19

                            OWENS & ASSOCIATES INC.
                               SERVICES AGREEMENT

This Services Agreement is entered into this 1st day of August, 1996 by and between Owens & Associates Inc., a California Corporation with its principal offices at 1900 S. Norfolk St. Suite 238, San Mateo CA 94403 (hereinafter "Agency") and Aristo International Corporation, 152 West 57th St. New York NY 10019-3310 (hereinafter "Company").

In consideration of their mutual representations, warranties, and covenants contained hereinafter, the parties hereby agree as follows:

1. Work Scope

The Agency shall render services on a non-exclusive basis to Company and shall be responsible for the tasks and duties which are described in Attachment (A) hereto. Agency shall obtain Company's prior written consent prior to executing each of such services, and prior to disseminating any items concerning the Company or presenting such items for publication. Any and all creations, works, projects, products and resultant work product performed by or for Agency under this Agreement shall be and hereby is assigned to Company. The parties also agree that all rights, title, and interests in and to such property shall be exclusively owned by Company or its assignee(s).

2. Term

This Agreement shall be effective from the date above, and shall continue for a period of twelve months to terminate on July 31st, 1997 or sooner as provided for in Section 4 below.

3. Compensation

Company will pay the Agency as defined in Attachment (A).
In performing services hereunder, the Agency shall operate and have the status of an independent contractor. Agency shall have no authority to bind Company. All of the Agency's activities will be at its own risk and liability and the Agency shall not be entitled to Workman's Compensation or other insurance protection or benefits from the Company. The Agency agrees that all taxes are its sole liability and indemnifies Company in any such matters. The Agency shall have no right or authority to assume or create any obligations of any kind on behalf of Company, whether express or implied, to bind Company in any respect whatsoever.

It is understood and agreed that the terms of any sponsorship offer received by Agency shall be transmitted to Company and Company reserves the sole and exclusive right to accept or reject such offer(s), which will be done within a reasonable time after receipt thereof.

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Services Agreement
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As to any such sponsorship agreement accepted by Company, Company shall issue appropriate invoices to such sponsor, collect all funds advanced, loaned, paid or otherwise payable to Company deduct Agency's commission and remit such commission to Agency within ten (10) days of Company's receipt of same. With each such payment Company shall render a statement in sufficient detail to show all funds received and the computation of commissions due Agency.

In the event Agency successfully negotiates a sponsorship agreement, Company shall pay to Agency a commission equal to a percentage of the gross compensation paid and/or to Company or on Company's behalf arising from or otherwise related to each such sponsorship agreement as defined in Attachment A for the entire term of such sponsorship agreement and any renewals, extensions, amendments, modifications or substitutions thereof, which take place during the term of this Agreement plus a period of six months after its termination.

4.  Termination

Company may at its option terminate this agreement for any reason or no reason upon fourteen days (14) written notice to Agency. At that time all outstanding invoices become immediately due and payable. Upon termination Agency shall immediately turn over all work completed or in process to Company. Company shall be under no further obligation or liability to Agency whatsoever arising after the date of termination.

The Agency acknowledges and agrees that Company shall be under no obligation to extend or renew this agreement or extend any employment offer, notwithstanding any work performed by the Agency or other actions taken by the parties prior to the expiration or earlier termination of this Agreement.

5. Assignment

Because Company has entered into this Agreement upon the basis of the particular abilities of the Agency, the Agency shall only be entitled to assign or delegate its rights or obligations hereunder with the express prior written consent of Company.

6. Amendments

This Agreement, including Attachments, may from time to time, be amended by the mutual consent of the parties by a signed addendum to be attached to this Agreement.
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Services Agreement
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7.  Indemnification

In the event that Agency incurs any loss or expense (including reasonable attorneys' fees and/or costs) as the result of any claim, suit or proceeding made or brought against Agency based upon or relating to any promotion which the Agency has negotiated for Company, which promotion is either approved by Company or was based on materials, statements, artwork, ideas, information, or instructions from Company, Company agrees to hold Agency harmless from and against any such loss or expense. The obligation to indemnify Agency hereunder shall not be deemed terminated upon cancellation.

This indemnification shall not apply with respect to Agency's negligent acts or omissions, or acts of willful misconduct.

All sponsorship contracts will be directly between Company and sponsor. Company hereby agrees that it will be solely responsible for fulfillment of all obligations to sponsor contained in the sponsorship contract and hereby indemnifies Agency from any claim made against Agency relating to any obligations contained in the sponsorship contract which Agency has negotiated on behalf of Company.

8.  Use of Name

Agency shall not use Company's name in any of its self-promotion or advertising activities unless it first obtains Company's written approval, except that Agency may state that it has been retained as Company's Promotion Consultants.

9.  Delivery of Documents

Agency shall, at the request of Company, execute and deliver or cause to be delivered, all such assignments, consent, documents of further instruments of transfer, and otherwise take such actions, as Company may reasonably deem necessary or desirable in order for Company to obtain the full benefits of its ownership set forth in Section 1.

10. Compensation

Agency shall provide Company with a monthly invoice for services. Such invoice shall be accompanied by expense reports and receipts for all out-of-pocket expenses.

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Services Agreement
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11. Confidentiality

An authorized representative of the Agency is also required to sign a non-use, non-disclosure and Confidentiality Agreement on behalf of the Agency as part of this Agreement.

12. Governing Law

This Agreement shall be construed and governed under and in accordance with the laws of the State of California.

13. Notices

Notices by any party to the other hereunder shall be given by certified or registered mail, return receipt requested, or by telegram with proof of delivery or by personal delivery, all prepaid. All statements, payments and notices shall be given at the respective addresses of Agency and organizer hereunder as set forth in the first page of this Agreement unless written notice of change of address is given pursuant to the terms of this paragraph. Notice shall be deemed effective forty-eight (48) hours after posting of mailed notices and sending of telegrams or upon hand receipt thereof, except that notices of change of address shall be effective when received.


Signed and agreed to:

Owens & Associates Inc.                         Aristo International
                                                Corporation


/s/ Joseph T. Owens                             /s/ Edward Hughes
------------------------------                  ------------------------------
Joseph T. Owens, President                      Authorized Signing Officer
                                                Chief Financial Officer
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Services Agreement
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                            OWENS & ASSOCIATES INC.
                               SERVICES AGREEMENT
                                  ATTACHMENT A

Work Scope:

The Agency shall render services on a non-exclusive basis and shall be responsible for the following tasks and duties:

Marketing Consultation:
        - Development of strategic marketing concepts and tactics to bring new products to market
                - Artistic consultation regarding advertising, display
                  graphic treatments and materials
                - Development of "big picture" strategies to integrate
                  advertising, public relations, promotion and sponsorship tactics

        - Develop strategies to create excitement and awareness at coin-op industry trade shows and events

On Line Sales:
        - Develop lines of music and sports related premium items for sale online
                - create artwork and designs
                - source goods and manufacturers
                - obtain all required rights and clearances

        - Create strategic alliances with companies with an interest in the sale of appropriate merchandise online
                - Ticketmaster for online sale of concert tickets
                - Record companies for online sale of pre-recorded music
                - Sports teams and leagues for online sale of clothing,
                  premiums and event tickets

Sponsorship and Promotions:
        - Identification of potential sponsors, promotional partners and opportunities
                - develop POV and rationale for Aristo participation
                - gather information, samples, market analysis

        - Source prizes, premiums and other trade and consumer incentives to drive awareness and sales
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        - Cross promotional tie-in and sponsorship negotiations
                - develop program top-line, cost benefit analysis and
                  recommendation
                - liaison with promotional partners (leg work, day-to-day
                  contact in all partner needs)

        - Promotional Partner, Sponsorship and Advertising Sales presentations
                - conceptual on-site presentations with partners
                - relationship development

Project Implementation and Fulfillment:
        - Implementation of projects
                - oversee production of creative materials, POS, television, radio and print ads
                - Coordinate aspects of promotions including awarding of
                  prizes, details of trips for travel prize winners etc.

        - Provide mail order fulfillment services for online merchandise sales
                - process orders, and forward merchandise to consumers
                - provide detailed accounting on a monthly basis of sales
                  generated

Special Events:
        - Provide Event Marketing Services
                - develop top line, cost benefit analysis, budget and
                  implementation plan
                - provide staff, services, facilities for implementation of
                  Special Events, Tournaments, Demonstrations

Other:
        - Analysis of competitive activity

        - Provide post analysis of all major promotions

        - Provide bi-weekly status reports

        - Attend brainstorming and strategy sessions as required
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Compensation:

Company shall compensate Agency for its performance as follows:

1. A monthly retainer of $10,000 payable in advance on the first of each month of the Agreement.

2. Commissions on the sale of sponsorships and advertising on the following basis:

               3.5% up to $2 million of gross sponsorship funds
               5%   from $2 to 4 million of gross sponsorship funds
               7.5% over $4 million of gross sponsorship funds

   Commissions are payable on the above schedule on a per deal, not cumulative, basis.

3. A special incentive of 10% of gross sponsorship funds for all sponsorship or advertising sales contracts negotiated and signed or agreed to by letter of intent prior to October 1, 1996.

4. Reimbursement of all pre-approved expenses upon presentation of expense report invoices with original copies of receipts where required.